UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2007
PYRAMID BREWERIES INC.
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-27116	93-1258355

(Commission File Number)	IRS Employer Identification No.
91 South Royal Brougham Way
Seattle, WA 98134
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (206) 682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On February 7, 2007, Pyramid Breweries Inc. (the “Company” or “Pyramid”) announced the appointment of David Rostov to its Board of Directors effective February 7, 2007. Mr. Rostov is a seasoned financial professional, with significant experience in the public company sector. Mr. Rostov served as the Chief Financial Officer of InfoSpace, Inc. between 2003 and 2006. Prior to that, he was the Chief Financial Officer of Apex Learning Inc. and previously served as the Chief Financial Officer of drugstore.com, inc. and Nextel International, Inc.
     Mr. Rostov received his Bachelor’s Degree in Economics from Oberlin College, and his Master’s Degree in Business Administration and Master’s Degree in Public Policy from the University of Chicago. The appointment of Mr. Rostov expands the Pyramid Board from six to seven members. Mr. Rostov meets the definition of “independent” within the meaning of Nasdaq Rule 4200(a)(15), and the financial literacy and sophistication requirements set forth in Nasdaq Rule 4350(d)(2)(A), and has been appointed to serve on the Company’s Audit Committee. A copy of the press release announcing the appointment of Mr. Rostov to the Board is attached as Exhibit 99.1 and is incorporated herein in its entirety by reference.
Item 8.01	Other Events.
     On February 7, 2007, the Company received a letter from Nasdaq confirming that as a result of the appointment of David Rostov to the Pyramid Board and its Audit Committee, the Company is now in full compliance with Nasdaq Rule 4350(d)(2)(A). The appointment increases the number of independent directors on the Audit Committee to three, as required by Nasdaq’s Marketplace Rules.
     The Company had previously notified Nasdaq that as a result of Scott Barnum’s appointment as Chief Executive Officer and President of the Company and his related resignation from the Audit Committee of the Company’s Board of Directors, the Company was not in compliance with the audit committee composition requirements of Nasdaq’s Marketplace Rules, which requires a listed issuer to have at least three independent members on its audit committee.
Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits
99.1 Press Release dated February 7, 2007, announcing David Rostov’s appointment to Pyramid’s Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 7, 2007

PYRAMID BREWERIES INC.
By:	/s/ Michael O’Brien
Michael O’Brien
Chief Financial Officer and Vice President of Finance

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